Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy Third-Quarter Comparable Store
Sales Increase 8.6 Percent

Revenue increases 18% to $6.03 billion

Third-Quarter Revenue Summary – Fiscal 2004

(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain(1)
Continuing Operations	$6.03	18%	8.6%
Domestic	$5.43	15%	9.0%
International	$0.60	42%	4.0%

Year-to-Date Revenue Summary – Fiscal 2004

(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain(1)
Continuing Operations	$16.10	15%	5.8%
Domestic	$14.62	13%	6.0%
International	$1.48	39%	3.0%

(1)Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the impact of fluctuations in foreign currency exchange rates. It also excludes Musicland revenue, which is included in discontinued operations.

In the third quarter of fiscal 2004, we refined our methodology for calculating our comparable store sales percentage change. It now reflects the impact of non-point-of-sale (non-POS) revenue transactions, including delivery revenue, mail-in rebates and costs associated with Reward Zone, our new customer loyalty program. Previously, our comparable store sales calculation was based only on store POS revenue. Using our new methodology, the comparable store sales gains for the first and second quarters of fiscal 2004 would have been 1.3% and 6.7%, respectively, compared with 2.2% and 7.5%, respectively, as previously reported. We refined our comparable store sales calculation in light of changes in our business. The change did not impact previously reported revenue, earnings or cash flow.

MINNEAPOLIS, Dec. 4, 2003 – Best Buy Co., Inc. (NYSE: BBY) today reported that comparable store sales for the fiscal quarter ended Nov. 29, 2003, increased 8.6 percent compared with the third quarter of fiscal 2003.

“We capitalized on the improvement in consumer confidence in the third quarter with growth in all our brands – Best Buy, Future Shop and Magnolia Audio Video stores,” said Brad Anderson, vice chairman and CEO of Best Buy. “I am pleased that the customer focus demonstrated by our employees drove such a strong gain in comparable store sales, making it our best quarterly comp gain in over two years. Our success is reflected in the high customer satisfaction and loyalty ratings we achieved in the quarter. We believe we continue to gain market share in notebook computers, advanced TVs, particularly LCD and plasma televisions, and digital cameras and camcorders.”

Revenue from continuing operations rose 18 percent to $6.03 billion for the third quarter of fiscal 2004, compared with $5.13 billion for the Company’s fiscal 2003 third quarter. The increase was driven by the comparable store sales gain of 8.6 percent, as well as the addition of 72 stores in the past 12 months.

Third-Quarter Earnings Guidance Narrowed

The Company expects third-quarter earnings from continuing operations of 35 to 37 cents per diluted share, which is within its previously reported guidance range of 33 to 38 cents per diluted share. The updated guidance represents an increase of 30 to 37 percent over earnings from continuing operations of 27 cents per diluted share for the third quarter of fiscal 2003. The analysts’ consensus estimate is currently 37 cents per diluted share.

“Earnings for the third quarter were reduced by a write-off of technology assets that totaled approximately $13 million, or three cents per diluted share,” added Anderson. “In addition, we continued to test changes at our customer centricity lab stores as part of our long-term plan.”

U.S. Best Buy Stores Show Strongest Comparable Store Sales Growth

Revenue for the domestic segment, which includes U.S. Best Buy stores and Magnolia Audio Video stores, rose 15 percent for the third quarter to $5.43 billion. The increase reflected a domestic comparable store sales gain of 9.0 percent and incremental revenue from the addition of 54 U.S. Best Buy stores and three Magnolia Audio Video stores in the past 12 months. Higher customer traffic was the primary driver of the comparable store sales gain. BestBuy.com, the Company’s domestic Internet shopping site, also posted a significant improvement in revenue as on-line traffic grew. At Magnolia Audio Video, revenue for the third quarter rose 31 percent to approximately $40 million. The high-end retailer of consumer electronics posted a comparable store sales gain of 4.0 percent for the third quarter.

For the international segment, comprised of Future Shop stores and Canadian Best Buy stores, revenue totaled approximately $600 million, an increase of 42 percent compared with the prior year’s third quarter. The third-quarter revenue increase was driven by the addition of four Future Shop stores and 11

Canadian Best Buy stores in the past 12 months. The international segment achieved a comparable store sales gain of 4.0 percent as average ticket and store traffic both improved for the quarter. Online revenue through FutureShop.ca, the leading retail Internet site in Canada, also contributed to the increase. In addition, the revenue comparison benefited from the stronger Canadian dollar; without the impact of the stronger Canadian dollar, revenue would have increased approximately 21 percent for the third quarter.

For the first nine months of fiscal 2004, revenue from continuing operations for the Company increased 15 percent over that of the same period of the prior year, driven by the addition of new stores and a comparable store sales gain of 5.8 percent. Domestic revenue grew 13 percent for the same nine-month period, while the higher proportion of new stores in Canada and the stronger Canadian dollar pushed the gain in international revenue to 39 percent.

Total retail square footage increased by approximately 9.0 percent to 29.1 million square feet at the end of the fiscal third quarter, compared with the prior year’s period. The Company opened 34 U.S. Best Buy stores during its fiscal third quarter, including 15 of its 45,000-square-foot stores and 19 of its smaller-format stores. During the quarter, the Company also opened three of its 36,000-square-foot and two of its 30,000-square-foot Best Buy stores in Canada and two Future Shop stores, one at 30,000 square feet and one at 20,000 square feet. Magnolia Audio Video opened two new stores in the quarter, including a store adjacent to an existing Best Buy store. At the end of the fiscal third quarter, the Company operated 600 U.S. Best Buy stores and 22 Magnolia Audio Video stores in the domestic segment, and 108 Future Shop stores and 19 Canadian Best Buy stores in the international segment.

Home Office Product Category Shows Highest Growth in the Quarter

The Company’s revenue mix from continuing operations, by major product category, is shown below.

	Third Quarter Ended		Nine Months Ended
Product Category	Nov. 29, 2003	Nov. 30, 2002	Nov. 29, 2003	Nov. 30, 2002
Consumer Electronics	37%	38%	37%	37%
Home Office	36%	34%	37%	35%
Entertainment Software	21%	22%	20%	21%
Appliances	6%	6%	6%	7%
Total	100%	100%	100%	100%

The consumer electronics product category contributed the largest share of revenue for the third quarter although it declined modestly in the revenue mix, compared with the prior year’s period. Comparable store sales for that category increased in the mid-single digits. Advanced televisions — including plasma, LCD and digital televisions — led the gain as attractive offerings increased consumer interest. Digital cameras, digital camcorders and satellite systems all showed strong double-digit comparable store sales gains, leading to a gain for the video subcategory in the low double digits. The audio subcategory showed a decline in comparable store sales in the mid single digits.

The home office product category increased in the revenue mix for the third quarter, compared with the prior year’s period, reflecting a comparable store sales gain in the low double digits. The home office category’s performance was led by ongoing growth in notebook computers as consumers indicated their desire for portability. The strong improvement in this category was aided by a high-single-digit comparable store sales gain for desktop computers and strong double-digit comparable store sales gains for computer networking products and MP3 devices. The continuing strength in revenue from desktop computers reflects market share gains as well as customers’ increased use of that solution to enable digital imaging and other media applications.

The share of revenue derived from the entertainment software product category declined modestly for the third quarter, as the category had a comparable store sales gain in the high single digits. Both DVDs and CDs showed strong double-digit comparable store sales gains, as a powerful new-release schedule and improved assortments drove revenue. Music revenue was aided by the success of Best Buy’s exclusive Rolling Stones DVD set, Four Flicks, as well as improvement in core music performance. Other strong DVD titles included Matrix Reloaded, Indiana Jones Trilogy, Finding Nemo and Lion King. Increased revenue from computer security and productivity software fueled a gain in the mid single digits for computer software, while comparable store sales for video game hardware and software declined by the low double digits, reflecting price decreases in several hardware platforms and slowing revenue from software.

Appliances were unchanged in the revenue mix for the third quarter as the category showed a slight gain in comparable store sales. An increased assortment in higher-end laundry, refrigerator and dishwasher products benefited revenue, as did several promotions during the period. Special orders contributed to both the revenue increase and a slight gain in the average selling price.

Digital products – including digital, plasma and LCD TVs; digital cameras and camcorders; DVD hardware and software; cellular telephones and digital broadcast systems – comprised 27 percent of revenue for the third quarter of fiscal 2004, up from 23 percent for the same period last year.

Company Third-Quarter Earnings Guidance in Line with Previous Range

The Company narrowed its guidance for third-quarter earnings from continuing operations to a range of 35 to 37 cents per diluted share, compared with its prior guidance of 33 to 38 cents per diluted share issued on Sept. 17. Earnings from continuing operations for the third quarter of fiscal 2003 were 27 cents per diluted share.

“We are pleased that our gross profit rate for the third quarter will improve as we projected earlier,” said Darren Jackson, executive vice president – finance and chief financial officer. “The gross profit rate benefited from improvements in our pricing and exceptional execution at the store level. These gains were partially offset by the impact of the increase of home office products in the revenue mix as well as the allowance for redemption of certificates earned through Reward Zone, our customer loyalty program.”

“In addition, we expect to realize a modest improvement in our SG&A rate for the third quarter,” Jackson commented. “One of the factors that limited our expense leverage in the quarter was the write-off of technology assets, which was not expected and which reduced third-quarter earnings by approximately 3 cents per diluted share.”

Best Buy is scheduled to release its fiscal third-quarter earnings before the stock market opens on Wednesday, Dec. 17. Its earnings conference call is scheduled to begin at 10 a.m. EDT on Dec. 17 and is expected to be available on its Web site both live and after the call, at www.BestBuy.com. Investors may access the call by clicking on “For Our Investors.”

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (Magnoliaav.com). The Company’s subsidiaries reach consumers through approximately 750 stores in the United States and Canada.

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